S&P GLOBAL REVENUE INCREASED 9% IN THE THIRD QUARTER WITH GROWTH ACROSS ALL FOUR DIVISIONS

Diluted EPS Decreased 25% to $1.88; Adjusted Diluted EPS Increased 16% to $2.85

Operating Profit Margin Declined 160 Basis Points to 51.1%

Adjusted Operating Profit Margin Improved 100 Basis Points to 52.9%

Recently Launched ESG Products Gaining Momentum

Introduces New $120 Million Productivity Program

Company Lowers GAAP Guidance and Increases Adjusted Guidance

New York, NY, October 27, 2020 – S&P Global (NYSE: SPGI) today reported third quarter 2020 results with revenue of $1,846 million, an increase of 9% compared to the same period last year. Net income decreased 26% to $455 million and diluted earnings per share decreased 25% to $1.88 primarily due to the debt tender premium and fees associated with the recent senior notes tender offer.

Adjusted net income increased 14% to $689 million and adjusted diluted earnings per share increased 16% to $2.85 primarily due to revenue growth, productivity programs, and reduced expenses across the Company from COVID-19 related management actions. The largest adjustment in the third quarter of 2020 was associated with the debt tender premium and fees. In addition, there were adjustments for deal-related amortization and Kensho retention-related expenses. The third quarter of 2019 included adjustments for the gains on the divestitures of SPIAS and RigData as well as deal-related amortization and Kensho retention-related expenses.

“S&P Global has a collection of strong and resilient businesses that continued to perform well in the current environment. The demand for our ratings, benchmarks, research, data, and analytics is greater than ever during uncertain and volatile markets,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “Two years ago, we established a number of growth initiatives. It is very encouraging to see so many of these investments result in new products that we have launched this year. This is particularly true with our ESG investments and the traction that our new ESG products are gaining in the marketplace.”

Profit Margin: The Company’s operating profit margin decreased 160 basis points to 51.1% primarily due to the prior period benefiting from the dispositions of the SPIAS and RigData businesses. The adjusted operating profit margin increased 100 basis points to 52.9% primarily due to revenue growth, productivity programs, and reduced expenses across the Company from COVID-19 related management actions.

Return of Capital: During the quarter, the Company returned $172 million to shareholders. This included $161 million in dividends and $11 million in share repurchases which represented the conclusion of the share repurchase program initiated in February of this year. During the first nine months of 2020, the Company has returned $1.64 billion to shareholders consisting of $1.16 billion in share repurchases and $484 million in dividends.

Ratings: Revenue increased 13% to $894 million in the third quarter of 2020 due primarily to strong bond issuance partially offset by lower bank loan rating activity. Transaction revenue increased 22% to $490 million due primarily to strong bond issuance among U.S. corporates, global sovereigns, and U.S. public finance. Non-transaction revenue increased 4% to $404 million.

Operating profit increased 14% to $544 million and the operating profit margin improved 50 basis points to 60.9% compared to the third quarter of 2019. Adjusted operating profit increased 16% to $552 million and the adjusted operating profit margin improved 130 basis points to 61.8%.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Revenue increased 1% to $234 million in the third quarter of 2020 as modest gains in asset-linked fees and data and custom subscriptions were partially offset by reduced exchange-traded derivative fees.

Asset-linked fees include fees associated with ETFs, mutual funds, and certain over-the-counter derivatives. Revenue from ETFs is the largest component of asset-linked fees, and average ETF AUM associated with the Company’s indices increased 12% year-over-year. Quarter-ending ETF AUM associated with our indices was $1,727 billion, an 11% increase from 3Q 2019.

Operating profit decreased 7% to $151 million and the operating profit margin declined 510 basis points to 64.6% primarily due to increased legal related costs, higher compensation from increased headcount and incentives, as well as professional fees. Adjusted operating profit decreased 7% to $153 million and the adjusted operating profit margin declined 510 basis points to 65.2%. Operating profit attributable to the Company decreased 7% to $110 million. Adjusted operating profit attributable to the Company decreased 7% to $112 million.

Market Intelligence: Revenue increased 9% to $530 million in the third quarter of 2020 with growth in Data Management Solutions, Credit Risk Solutions, and Desktop as well as the addition of 451 Research. Operating profit increased 2% to $164 million and the operating profit margin declined 210 basis points to 30.8%. These comparisons were impacted by a gain on the divestiture of the SPIAS business in the prior period. Adjusted operating profit increased 14% to $179 million and adjusted operating profit margin improved 160 basis points to 33.8%.

Platts: Revenue increased 5% to $222 million in the third quarter of 2020 with growth in the core subscription business partially offset by lower Global Trading Services activity. Operating profit decreased 11% to $121 million and the operating profit margin decreased 980 basis points to 54.7% due to a gain on the divestiture of RigData in the prior period partially offset by revenue growth and reduced expenses in the current period. Adjusted operating profit increased 10% to $124 million and adjusted operating profit margin increased 280 basis points to 55.7% due to revenue growth and reduced expenses in the current period.

Corporate Unallocated Expense: This expense decreased from $45 million in the prior period to $36 million in the third quarter of 2020 due primarily to lower Kensho retention-related expenses, lower rental expense from reduction in the Company's real estate footprint, reduced T&E, and Company-owned life insurance proceeds. Adjusted Corporate Unallocated expense declined from $33 million in the prior period to $32 million due primarily to lower rental expense, reduced T&E, and Company-owned life insurance proceeds, partially offset by a $4 million contribution to the S&P Global Foundation made in the third quarter.

Provision for Income Taxes: The Company’s effective tax rate decreased to 21.7% in the third quarter of 2020 compared to 22.2% in the same period last year and the Company’s adjusted effective tax rate increased to 22.6% in the third quarter of 2020 compared to 22.2% in the same period last year. The Company’s effective tax rate may fluctuate from quarter to quarter due to the timing of discrete tax adjustments.

Balance Sheet and Cash Flow: During the quarter the Company refinanced approximately $1.1 billion of its outstanding debt and replaced it with new debt at lower interest rates. The net result was approximately $200 million of additional debt, a $26 million per year reduction in bond interest expense, and an extension of the weighted average tenor of the Company's outstanding debt by approximately 5 years.

Cash, cash equivalents, and restricted cash at the end of the third quarter were $3.2 billion. In the first nine months of 2020, cash provided by operating activities was $2,426 million, cash used for investing activities was $204 million, and cash used for financing activities was $1,950 million. Free cash flow in the first nine months of 2020 was $2,240 million, an increase of $645 million from the same period in 2019, primarily due to increased net income.

Productivity Program: The Company is establishing a new productivity program targeting savings in real estate, procurement, T&E, and IT infrastructure. This program will be completed in two to three years with estimated annual savings of $120 million.

Outlook: Due to the debt tender premium and fees incurred in the third quarter, GAAP diluted EPS guidance is decreased from a range of $10.25 to $10.45 to a new range of $10.00 to $10.15. This guidance does not reflect potential future impairment charges relating to the new productivity program that are not quantifiable at this time. Based on the Company's strong year-to-date financial performance and its expectation for the remainder of the year, adjusted diluted EPS guidance is increased from a range of $10.75 to $10.95 to a new range of $11.30 to $11.45.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted Corporate Unallocated expense, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow, and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5, 7 and 8. Reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items. The Company is not able to provide reconciliations of such forward-looking non-GAAP financial measures because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted. Because of those challenges, reconciliations of such forward-looking non-GAAP financial measures are not available without unreasonable effort.

The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the third quarter 2020 earnings results on a conference call scheduled for today, October 27, at 8:30 a.m. EDT. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until November 27, 2020. U.S. participants may call (800) 867-1927; international participants may call +1 (203) 369-3370 (long-distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, including statements about COVID-19, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:
▪worldwide economic, financial, political and regulatory conditions, and factors that contribute to uncertainty and volatility including the upcoming U.S. presidential election, natural and man-made disasters, civil unrest, pandemics (e.g., COVID-19), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current U.S. administration;
▪the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic;
▪the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
▪the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
▪the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances, demand for investment products that track indices and assessments, and trading volumes of certain exchange-traded derivatives;
▪the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
▪concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks, and indices;
▪the effect of competitive products and pricing, including the level of success of new product developments and global expansion;
▪the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan, Syria and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
▪the continuously evolving regulatory environment, in Europe, the United States and elsewhere, affecting S&P Global Ratings, S&P Global Platts, S&P Dow Jones Indices, and S&P Global Market Intelligence, including the Company’s compliance therewith;
▪the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
▪consolidation in the Company’s end-customer markets;
▪the introduction of competing products or technologies by other companies;
▪the impact of customer cost-cutting pressures, including in the financial services industry and the commodities markets;
▪a decline in the demand for credit risk management tools by financial institutions;
▪the level of merger and acquisition activity in the United States and abroad;
▪the volatility and health of the energy and commodities markets;
▪our ability to attract, incentivize, and retain key employees;
▪the level of the Company’s future cash flows and capital investments;
▪the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;

▪the Company’s ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, and the impact of the United Kingdom’s departure on our credit rating activities and other offerings in the European Union and United Kingdom; and
▪the impact of changes in applicable tax or accounting requirements, including the Tax Cuts and Jobs Act on the Company.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors, in our most recently filed Annual Report on Form 10-K and Item 1A, Risk Factors in our most recently filed Form 10-Q.

About S&P Global
S&P Global is the world’s foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering ESG solutions, deep data, and insights on critical economic, market, and business factors. We've been providing essential intelligence that unlocks opportunity, fosters growth, and accelerates progress for more than 160 years. Our divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices, and S&P Global Platts. For more information, visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

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Contact:
Investor Relations:
Chip Merritt
Senior Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
David Guarino
Chief Communications Officer
(212) 438-1471 (office)
dave.guarino@spglobal.com

Christopher Krantz

Lead, Executive Communications
+44 (0) 20 7176 0060 (office)
christopher.krantz@spglobal.com

Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three and nine months ended September 30, 2020 and 2019
(dollars in millions, except per share data)

(unaudited)	Three Months			Nine Months
	2020	2019	% Change	2020	2019	% Change

Revenue	$1,846	$1,689	9%	$5,575	$4,964	12%
Expenses	910	847	7%	2,631	2,605	1%
Gain on dispositions	(8)	(49)	(84)%	(16)	(49)	(67)%
Operating profit	944	891	6%	2,960	2,408	23%
Other (income) expense, net	(6)	8	N/M	(16)	104	N/M
Interest expense, net	35	32	11%	109	105	4%
Loss on extinguishment of debt	279	—	N/M	279	—	N/M
Income before taxes on income	636	851	(25)%	2,588	2,199	18%
Provision for taxes on income	138	189	(27)%	559	482	16%
Net income	498	662	(25)%	2,029	1,717	18%
Less: net income attributable to noncontrolling interests	(43)	(45)	3%	(144)	(135)	(6)%
Net income attributable to S&P Global Inc.	$455	$617	(26)%	$1,885	$1,582	19%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$1.89	$2.52	(25)%	$7.82	$6.43	21%
Diluted	$1.88	$2.50	(25)%	$7.78	$6.40	22%

Weighted-average number of common shares outstanding:
Basic	240.6	245.0		241.2	245.9
Diluted	241.6	246.5		242.3	247.4

Actual shares outstanding at period end				240.6	244.4

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
September 30, 2020 and December 31, 2019
(dollars in millions)

(unaudited)	September 30,	December 31,
	2020	2019

Assets:
Cash, cash equivalents, and restricted cash	$3,168	$2,886
Other current assets	1,673	1,826
Total current assets	4,841	4,712
Property and equipment, net	298	320
Right of use assets	610	676
Goodwill and other intangible assets, net	5,091	4,999
Other non-current assets	612	641
Total assets	$11,452	$11,348

Liabilities and Equity:
Unearned revenue	1,720	1,928
Other current liabilities	1,095	1,165
Long-term debt	4,110	3,948
Lease liabilities — non-current	563	620
Pension, other postretirement benefits and other non-current liabilities	955	883
Total liabilities	8,443	8,544
Redeemable noncontrolling interest	2,511	2,268
Total equity	498	536
Total liabilities and equity	$11,452	$11,348

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2020 and 2019
(dollars in millions)

(unaudited)	2020	2019

Operating Activities:
Net income	$2,029	$1,717
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	60	61
Amortization of intangibles	94	92
Deferred income taxes	(14)	33
Stock-based compensation	60	53
Gain on dispositions	(16)	(49)
Pension settlement charges, net of taxes	2	85
Loss on extinguishment of debt	279	—
Other	66	66
Net changes in other operating assets and liabilities	(134)	(286)
Cash provided by operating activities	2,426	1,772

Investing Activities:
Capital expenditures	(43)	(77)
Acquisitions, net of cash acquired	(189)	(25)
Proceeds from dispositions	9	85
Changes in short-term investments	19	(3)
Cash used for investing activities	(204)	(20)

Financing Activities:
Proceeds from issuance of senior notes, net	1,276	—
Payments on senior notes	(1,394)	—
Dividends paid to shareholders	(484)	(421)
Distributions to noncontrolling interest holders, net	(143)	(100)
Repurchase of treasury shares	(1,164)	(1,144)
Exercise of stock options and employee withholding tax on share-based payments, and other	(41)	(19)
Cash used for financing activities	(1,950)	(1,684)
Effect of exchange rate changes on cash	10	(7)
Net change in cash, cash equivalents, and restricted cash	282	61
Cash, cash equivalents, and restricted cash at beginning of period	2,886	1,958
Cash, cash equivalents, and restricted cash at end of period	$3,168	$2,019

Exhibit 4

S&P Global
Operating Results by Segment
Three and nine months ended September 30, 2020 and 2019
(dollars in millions)

(unaudited)	Three Months			Nine Months
	Revenue			Revenue

	2020	2019	% Change	2020	2019	% Change

Ratings	$894	$789	13%	$2,725	$2,286	19%
Market Intelligence	530	488	9%	1,565	1,457	7%
Platts	222	212	5%	654	632	4%
Indices	234	232	1%	733	684	7%
Intersegment Elimination	(34)	(32)	(5)%	(102)	(95)	(7)%
Total revenue	$1,846	$1,689	9%	$5,575	$4,964	12%

	Expenses			Expenses

	2020	2019	% Change	2020	2019	% Change

Ratings (a)	$350	$312	12%	$967	$981	(1)%
Market Intelligence (b)	366	327	12%	1,096	1,026	7%
Platts (c)	101	76	34%	297	284	4%
Indices (d)	83	70	18%	229	210	9%
Corporate Unallocated expense (e)	36	45	(20)%	128	150	(15)%
Intersegment Elimination	(34)	(32)	(5)%	(102)	(95)	(7)%
Total expenses	$902	$798	13%	$2,615	$2,556	2%

	Operating Profit			Operating Profit

	2020	2019	% Change	2020	2019	% Change

Ratings (a)	$544	$477	14%	$1,758	$1,305	35%
Market Intelligence (b)	164	161	2%	469	431	9%
Platts (c)	121	136	(11)%	357	348	3%
Indices (d)	151	162	(7)%	504	474	6%
Total reportable segments	980	936	5%	3,088	2,558	21%
Corporate Unallocated expense (e)	(36)	(45)	20%	(128)	(150)	15%
Total operating profit	$944	$891	6%	$2,960	$2,408	23%

(a)     The three and nine months ended September 30, 2020 include a technology-related impairment charge of $5 million. The nine months ended September 30, 2019 includes employee severance charges of $11 million. Additionally, amortization of intangibles from acquisitions of $3 million and $5 million is included for the three and nine months ended September 30, 2020, respectively, and $2 million for the nine months ended September 30, 2019.
(b)     The three and nine months ended September 30, 2020 includes a gain on dispositions of $4 million and $12 million, respectively, and the nine months ended September 30, 2020 includes employee severance charges of $2 million. As of July 1, 2019 we completed the sale of SPIAS and the results are included in Market Intelligence results through that date. The three and nine months ended September 30, 2019 include a gain on the sale of SPIAS of $22 million. The nine months ended September 30, 2019 includes employee severance charges of $1 million. Additionally, amortization of intangibles from acquisitions of $19 million is included for the three months ended September 30, 2020 and 2019, and $58 million and $56 million for the nine months ended September 30, 2020 and 2019, respectively.
(c)    As of July 31, 2019, we completed the sale of RigData and the results are included in Platts results through that date. The three and nine months ended September 30, 2019 include a gain on the sale of RigData of $27 million. The nine months ended September 30, 2019 includes employee severance charge of $1 million. Additionally, amortization of intangibles from acquisitions of $2 million is included for the three months ended September 30, 2020 and 2019, and $7 million and $9 million for the nine months ended September 30, 2020 and 2019, respectively.

Exhibit 4

(d)     Amortization of intangibles from acquisitions of $1 million is included for the three months ended September 30, 2020 and 2019 and $4 million for the nine months ended September 30, 2020 and 2019.
(e)    The three and nine months ended September 30, 2020 includes a gain on disposition of $4 million.The three and nine months ended September 30, 2020 includes Kensho retention related expense of $2 million and $10 million, respectively, and employee severance charges of $10 million for the nine months ended September 30, 2020. The three and nine months ended September 30, 2019 includes Kensho retention related expense of $6 million and $17 million, respectively. The nine months ended September 30, 2019 includes employee severance charges of $7 million and a lease impairment of $5 million. Additionally, amortization of intangibles from acquisitions of $7 million and $20 million is included for the three and nine months ended September 30, 2020, respectively, and $7 million and $21 million for the three and nine months ended September 30, 2019, respectively.

Exhibit 5
S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three and nine months ended September 30, 2020 and 2019
(dollars in millions, except per share amounts)
Adjusted Expenses

(unaudited)		Three Months			Nine Months
		2020	2019	% Change	2020	2019	% Change

Ratings	Expenses	$350	$312	12%	$967	$981	(1)%
	Non-GAAP Adjustments (a)	(5)	—		(5)	(11)
	Deal-related amortization	(3)	—		(5)	(2)
	Adjusted expenses	$341	$312	9%	$957	$968	(1)%

Market Intelligence	Expenses	$366	$327	12%	$1,096	$1,026	7%
	Non-GAAP Adjustments (b)	4	22		11	21
	Deal-related amortization	(19)	(19)		(58)	(56)
	Adjusted expenses	$351	$331	6%	$1,048	$990	6%

Platts	Expenses	$101	$76	34%	$297	$284	4%
	Non-GAAP Adjustments (c)	—	27		—	26
	Deal-related amortization	(2)	(2)		(7)	(9)
	Adjusted expenses	$98	$100	(2)%	$290	$301	(4)%

Indices	Expenses	$83	$70	18%	$229	$210	9%
	Deal-related amortization	(1)	(1)		(4)	(4)
	Adjusted expenses	$81	$69	18%	$225	$205	9%

Total segments	Expenses	$866	$753	15%	$2,487	$2,405	3%
	Non-GAAP Adjustments (a) (b) (c)	(2)	49		5	36
	Deal-related amortization	(26)	(23)		(74)	(71)
	Adjusted expenses	$838	$779	8%	$2,418	$2,370	2%

Corporate Unallocated expense	Corporate Unallocated expense	$36	$45	(20)%	$128	$150	(15)%
	Non-GAAP adjustments (d)	2	(6)		(16)	(29)
	Deal-related amortization	(7)	(7)		(20)	(21)
	Adjusted expenses	$32	$33	(5)%	$92	$100	(8)%

Total SPGI	Expenses	$902	$798	13%	$2,615	$2,556	2%
	Non-GAAP adjustments (a) (b) (c) (d)	—	43		(10)	7
	Deal-related amortization	(32)	(29)		(94)	(92)
	Adjusted expenses	$870	$813	7%	$2,510	$2,470	2%

Exhibit 5
Adjusted Operating Profit

(unaudited)		Three Months			Nine Months
		2020	2019	% Change	2020	2019	% Change

Ratings	Operating profit	$544	$477	14%	$1,758	$1,305	35%
	Non-GAAP Adjustments (a)	5	—		5	11
	Deal-related amortization	3	—		5	2
	Adjusted operating profit	$552	$477	16%	$1,768	$1,318	34%

Market Intelligence	Operating profit	$164	$161	2%	$469	$431	9%
	Non-GAAP Adjustments (b)	(4)	(22)		(11)	(21)
	Deal-related amortization	19	19		58	56
	Adjusted operating profit	$179	$157	14%	$517	$466	11%

Platts	Operating profit	$121	$136	(11)%	$357	$348	3%
	Non-GAAP Adjustments (c)	—	(27)		—	(26)
	Deal-related amortization	2	2		7	9
	Adjusted operating profit	$124	$112	10%	$364	$331	10%

Indices	Operating profit	$151	$162	(7)%	$504	$474	6%
	Deal-related amortization	1	1		4	4
	Adjusted operating profit	$153	$163	(7)%	$508	$479	6%

Total segments	Operating profit	$980	$936	5%	$3,088	$2,558	21%
	Non-GAAP Adjustments (a) (b) (c)	2	(49)		(5)	(36)
	Deal-related amortization	26	23		74	71
	Adjusted segment operating profit	$1,008	$910	11%	$3,157	$2,594	22%

Corporate Unallocated expense	Corporate Unallocated expense	$(36)	$(45)	(20)%	$(128)	$(150)	(15)%
	Non-GAAP adjustments (d)	(2)	6		16	29
	Deal-related amortization	7	7		20	21
	Adjusted Corporate Unallocated expense	$(32)	$(33)	(5)%	$(92)	$(100)	(8)%

Total SPGI	Operating profit	$944	$891	6%	$2,960	$2,408	23%
	Non-GAAP adjustments (a) (b) (c) (d)	—	(43)		10	(7)
	Deal-related amortization	32	29		94	92
	Adjusted operating profit	$976	$877	11%	$3,065	$2,494	23%

Adjusted Other (Income) Expense, Net

(unaudited)	Three Months			Nine Months
	2020	2019	% Change	2020	2019	% Change

Other (income) expense, net	$(6)	$8	N/M	$(16)	$104	N/M
Non-GAAP Adjustments (e)	—	—		(3)	(113)
Adjusted other income, net	$(6)	$8	N/M	$(19)	$(8)	N/M

Exhibit 5
Adjusted Provision for Income Taxes

(unaudited)	Three Months			Nine Months
	2020	2019	% Change	2020	2019	% Change

Provision for income taxes	$138	$189	(27)%	$559	$482	16%
Non-GAAP adjustments (a) (b) (c) (d) (e) (f)	69	(10)		73	27
Deal-related amortization	8	7		22	22
Adjusted provision for income taxes	$215	$186	15%	$655	$531	23%

Adjusted Effective Tax Rate

(unaudited)	Three Months			Nine Months
	2020	2019	% Change	2020	2019	% Change

Adjusted operating profit	$976	$877	11%	$3,065	$2,494	23%
Adjusted other income, net	(6)	8		(19)	(8)
Adjusted interest expense, net	35	32		109	105
Adjusted income before taxes on income	$947	$837	13%	$2,974	$2,397	24%
Adjusted provision for income taxes	$215	$186		$655	$531
Adjusted effective tax rate [1]	22.6%	22.2%		22.0%	22.1%

1 The adjusted effective tax rate is calculated by dividing the adjusted provision for income taxes by the adjusted income before taxes on income.

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2020		2019		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
As reported	$455	$1.88	$617	$2.50	(26)%	(25)%
Non-GAAP adjustments (a) (b) (c) (d) (e) (f)	210	0.87	(33)	(0.14)
Deal-related amortization	25	0.10	22	0.09
Adjusted	$689	$2.85	$606	$2.46	14%	16%

	Nine Months
As Reported	$1,885	$7.78	$1,582	$6.40	19%	22%
Non-GAAP adjustments (a) (b) (c) (d) (e) (f)	219	0.90	79	0.32
Deal-Related Amortization	72	0.30	70	0.28
Adjusted	$2,176	$8.98	$1,731	$7.00	26%	28%

N/M - not meaningful
Note - Totals presented may not sum due to rounding.
Note - Adjusted operating margin for Ratings, Market Intelligence, Platts and Indices was 62%, 34%, 56% and 65% for the three months ended September 30, 2020. Adjusted operating margin for the Company was 53% for the three months ended September 30, 2020. Adjusted operating margin for Ratings, Market Intelligence, Platts and Indices was 65%, 33%, 56% and 69% for the nine months ended September 30, 2020. Adjusted operating margin for the Company was 55% for the nine months ended September 30, 2020. Adjusted operating profit margin is calculated as adjusted operating profit divided by revenue.

(a)     The three and nine months ended September 30, 2020 include a technology-related impairment charge of $5 million ($4 million after-tax). The nine months ended September 30, 2019 includes employee severance charges of $11 million ($9 million after-tax).

Exhibit 5
(b)     The three and nine months ended September 30, 2020 includes a gain on dispositions of $4 million ($3 million after-tax) and $12 million ($11 million after-tax), respectively, and the nine months ended September 30, 2020 includes employee severance charges of $2 million ($2 million after-tax). As of July 1, 2019 we completed the sale of SPIAS and the results are included in Market Intelligence results through that date. The three and nine months ended September 30, 2019 include a gain on the sale of SPIAS of $22 million ($12 million after-tax). The nine months ended September 30, 2019 includes employee severance charges of $1 million ($1 million after-tax).
(c)    As of July 31, 2019, we completed the sale of RigData and the results are included in Platts results through that date. The three and nine months ended September 30, 2019 include a gain on the sale of RigData of $27 million ($26 million after-tax). The nine months ended September 30, 2019 includes employee severance charge of $1 million ($1 million after-tax).
(d)     The three and nine months ended September 30, 2020 includes a gain on disposition of $4 million ($3 million after-tax).The three and nine months ended September 30, 2020 includes Kensho retention related expense of $2 million ($2 million after-tax) and $10 million ($7 million after-tax), respectively, and employee severance charges of $10 million ($8 million after-tax) for the nine months ended September 30, 2020. The three and nine months ended September 30, 2019 includes Kensho retention related expense of $6 million ($4 million after-tax) and $17 million ($13 million after-tax), respectively. The nine months ended September 30, 2019 includes employee severance charges of $7 million ($5 million after-tax) and a lease impairment of $5 million ($4 million after-tax).
(e)     The nine months ended September 30, 2020 includes a pension related charge of $3 million ($2 million after-tax). The nine months ended September 30, 2019 includes a pension related charge of $113 million ($85 million after-tax).
(f)     The three and nine months ended September 30, 2020 includes a loss on the extinguishment of debt of $279 million ($210 million after-tax).

Exhibit 6
S&P Global
Revenue Information
Three and nine months ended September 30, 2020 and 2019
(dollars in millions)
Revenue by Type

(unaudited)	Ratings			Market Intelligence			Platts			Indices			Intersegment Elimination
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change
	Three Months
Non-Subscription / Transaction (a)	$490	$402	22%	$13	$10	30%	$2	$2	(45)%	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	404	387	4%	—	—	N/M	—	—	N/M	—	—	N/M	(34)	(32)	(5)%
Subscription (c)	—	—	N/M	517	477	8%	205	194	6%	43	42	3%	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	—	1	(83)%	—	—	N/M	156	152	2%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	15	16	(6)%	35	38	(7)%	—	—	N/M
Total revenue	$894	$789	13%	$530	$488	9%	$222	$212	5%	$234	$232	1%	$(34)	$(32)	(5)%

	Nine Months
Non-Subscription / Transaction (a)	$1,546	$1,148	35%	$39	$31	27%	$4	$8	(41)%	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	1,179	1,138	4%	—	—	N/M	—	—	N/M	—	—	N/M	(102)	(95)	(7)%
Subscription (c)	—	—	N/M	1,525	1,416	8%	603	579	4%	132	122	8%	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	1	10	(92)%	—	—	N/M	468	454	3%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	47	45	5%	133	108	23%	—	—	N/M
Total revenue	$2,725	$2,286	19%	$1,565	$1,457	7%	$654	$632	4%	$733	$684	7%	$(102)	$(95)	(7)%

N/M - not meaningful
(a)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.
(b)    Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at CRISIL. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $32 million and $95 million for the three and nine months ended September 30, 2020, respectively, and $30 million and $87 million for the three and nine months ended September 30, 2019, respectively, charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(c)    Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data and price assessments, along with other information products.
(d)    Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.

Exhibit 6
Revenue by Geographic Area

(unaudited)	U.S.			International
	2020	2019	% Change	2020	2019	% Change

	Three Months
Ratings	$489	$457	7%	$405	$332	22%
Market Intelligence	337	312	8%	193	176	10%
Platts	70	72	(3)%	152	140	8%
Indices	197	196	—%	37	36	2%
Intersegment elimination	(17)	(16)	7%	(17)	(16)	4%
Total revenue	$1,076	$1,021	5%	$770	$668	15%

	Nine Months
Ratings	$1,601	$1,309	22%	$1,124	$977	15%
Market Intelligence	1,007	923	9%	558	534	5%
Platts	211	212	—%	443	420	6%
Indices	619	582	7%	114	102	10%
Intersegment elimination	(54)	(48)	15%	(48)	(47)	—%
Total revenue	$3,384	$2,978	14%	$2,191	$1,986	10%

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three and nine months ended September 30, 2020 and 2019
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Nine Months
	2020	2019
Cash provided by operating activities	$2,426	$1,772
Capital expenditures	(43)	(77)
Distributions to noncontrolling interest holders, net	(143)	(100)
Free cash flow	$2,240	$1,595
Settlements of prior-year tax audits	—	51
Payment of legal settlements	—	1
Free cash flow excluding certain items	$2,240	$1,647

 S&P Global Organic Revenue

(unaudited)	Three Months			Nine Months
	2020	2019	% Change	2020	2019	% Change
Total revenue	$1,846	$1,689	9%	$5,575	$4,964	12%
Ratings acquisitions	(7)	—		(16)	—
Market Intelligence acquisition and divestitures	(10)	(3)		(31)	(18)
Platts acquisitions and divestiture	—	(1)		(1)	(6)
Total adjusted revenue	$1,829	$1,685	9%	$5,527	$4,940	12%

Organic revenue constant currency basis	$1,821	$1,685	8%	$5,534	$4,940	12%

Ratings Organic Revenue

(unaudited)	Three Months			Nine Months
	2020	2019	% Change	2020	2019	% Change
Ratings revenue	$894	$789	13%	$2,725	$2,286	19%
Acquisitions	(7)	—		(16)	—
Adjusted Ratings revenue	$887	$789	12%	$2,709	$2,286	19%

Market Intelligence Organic Revenue

(unaudited)	Three Months			Nine Months
	2020	2019	% Change	2020	2019	% Change
Market Intelligence revenue	$530	$488	9%	$1,565	$1,457	7%
Acquisition and divestitures	(10)	(3)		(31)	(18)
Adjusted Market Intelligence revenue	$520	$485	7%	$1,534	$1,439	7%

Platts Organic Revenue

(unaudited)	Three Months			Nine Months
	2020	2019	% Change	2020	2019	% Change
Platts revenue	$222	$212	5%	$654	$632	4%
Acquisitions and divestiture	—	(1)		(1)	(6)
Adjusted Platts revenue	$222	$211	5%	$653	$626	4%

Exhibit 7
Indices Organic Revenue

(unaudited)	Three Months			Nine Months
	2020	2019	% Change	2020	2019	% Change
Indices revenue	$234	$232	1%	$733	$684	7%
Acquisitions and divestitures	—	—		—	—
Adjusted Indices revenue	$234	$232	1%	$733	$684	7%

Adjusted Indices Net Operating Profit

(unaudited)	Three Months			Nine Months
	2020	2019	% Change	2020	2019	% Change
Adjusted operating profit	$153	$163	(7)%	$508	$479	6%
Less: income attributable to NCI	41	43		136	128
Adjusted Indices Net Operating Profit	$112	$120	(7)%	$372	$351	6%

Exhibit 8
S&P Global
 Non-GAAP Guidance

Reconciliation of 2020 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$10.00	$10.15
Deal-related amortization	0.41	0.41
Compensation for replacement equity awards and retention plans	0.04	0.04
Restructuring	0.05	0.05
Gain on dispositions	(0.05)	(0.05)
Technology-related impairment charge	0.02	0.02
Loss on extinguishment of debt	0.90	0.90
Tax rate	(0.07)	(0.07)
Non-GAAP Diluted EPS	$11.30	$11.45